February 26, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners,
We have read Item 16F of the annual report of STMicroelectronics N.V. on Form 20-F dated February 26, 2026, and we are in agreement with the statements contained in the first, third and fourth paragraphs under the section “Change in Registrant’s Certifying Accountant” therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young AG
Lancy - Geneva, Switzerland
February 26, 2026